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                                                                       EXHIBIT 2

                               SECURED PROMISSORY NOTE

$4,760,000.00                                            Dated:  August 29, 1997
Chicago, Illinois                                          Due:  August 31, 2002

    FOR VALUE RECEIVED, the undersigned, DOMINION PARK, L.L.C., a Delaware limited liability company ("Maker"), promises to pay to the order of DEERE PARK EQUITIES, L.L.C., an Illinois limited liability company ("Holder"), the principal sum of Four Million Seven Hundred Sixty Thousand and No/100ths Dollars ($4,760,000.00). The principal balance of this Secured Promissory Note (the "Note") shall bear no interest except as otherwise set forth herein. Except as otherwise provided herein, the indebtedness evidenced hereby shall be due and payable by Maker to Holder on August 31, 2002.

    Upon the occurrence of an Event of Default (as defined herein), the principal amount of this Note shall thereafter, until such default is cured, bear interest at a rate of twelve percent (12%) per annum. Interest hereunder shall be computed on the basis of a year consisting of 360 days and charged for the actual number of days within the period for which interest is being charged.

    This Note may be prepaid, in whole or in part, at the option of Maker without penalty or premium. Subject to the provisions of that certain letter dated August 19, 1997 from STG Investments, Ltd. to Michel L. Marengere and Nicolas V. Matossian, the indebtedness evidenced by this Note shall be subject to mandatory prepayments to the extent required from time to time to comply with the margin requirements of Holder as set forth in Regulation T promulgated by the Board of Governors of the Federal Reserve System.

    This Note is referred to in, and was executed and delivered pursuant to, that certain letter agreement among Holder, Michel L. Marengere ("Marengere") and Nicolas V. Matossian ("Matossian") dated August 19, 1997, as amended August 29, 1997 (the "Letter Agreement"). Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Letter Agreement.

    Payments of the indebtedness evidenced hereby shall be made, as determined by Maker, by the payment in lawful money of the United States of America or by a distribution "in kind" of shares of DBC Common Stock, in which event the value of the shares of DBC Common Stock distributed to Holder shall be deemed to be the average of the market value of the shares for the ten business days immediately preceding the day upon which payment is made. For purposes of this Note, "market value" shall be determined as follows: (i) if the DBC Common Stock is listed on a national securities exchange or admitted to unlisted trading privileges on such exchange or listed for trading on the NASDAQ National Market or SmallCap Market, the last reported sale price of the DBC Common Stock, or if no such sale is made on such business day, the mean of the closing bid and asked prices for such day; (ii) if the DBC Common Stock is not listed or admitted to unlisted trading privileges, the mean of the last reported bid and asked prices reported by the National Quotation Bureau, Inc. or the National Association of Securities Dealers, Inc. OTC Bulletin Board for such day; or (iii) if the DBC Common Stock is not so listed

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or admitted to unlisted trading privileges and bid and asked prices are not so reported, the market value as agreed upon by Maker and Holder.

    The indebtedness due hereunder is secured by agreements, instruments and guarantees as may be contemporaneously or hereafter granted to Holder by Maker or any other persons or entities, including, without limitation: (i) that certain Stock Pledge and Security Agreement of even date herewith by Maker in favor of Holder; (ii) that certain Limited Recourse Guaranty of even date herewith by Wellgate International Ltd., a corporation organized under the laws of the British Virgin Islands ("Wellgate") in favor of Holder; and (iii) that certain Stock Pledge and Security Agreement of even date herewith by Wellgate in favor of Holder (collectively, the "Collateral Documents").

    Upon the occurrence of an Event of Default, at the option of Holder, and without demand therefor or notice thereof from Holder to Maker or any other person or entity, all indebtedness due hereunder shall be immediately due and payable and shall be collectible at any time after such Event of Default.
The acceptance by Holder of any partial payment after an Event of Default will not establish a custom, or waive any of Holder's rights or remedies pursuant to this Note, the Collateral Documents, or at law or in equity. For purposes hereof, an Event of Default shall mean the occurrence of any one or more of the following:

         (a) Maker defaults in satisfying or observing any of the terms, conditions, representations, warranties or covenants set forth in this Note, or Maker or any other party to the Collateral Documents other than Holder, defaults in satisfying or observing any of the terms, conditions, representations, warranties or covenants of the Collateral Documents, and such default is not cured within ten (10) days after Holder's provision of written notice thereof;

         (b) Maker, Holder, Wellgate or DBC files a voluntary bankruptcy petition or a filing against any such person of an involuntary bankruptcy petition is made and not dismissed within sixty (60) days;

         (c) Maker, Holder, Wellgate or DBC admits in writing of its inability to pay its debts as they mature, or any such person makes an assignment for the benefit of creditors or applies for or consents to the appointment of a trustee or receiver for any such person or for the major part of its properties;

         (d) A trustee or receiver is appointed for Maker, Holder, Wellgate or DBC, or for the majority of its properties, which appointment is not discharged, vacated or stayed within sixty (60) days;

         (e) The average market value (as defined herein) of the DBC Common Stock for any ten (10) consecutive business days is less than $1.00 per share;

         (f) Holder has fewer than two nominees on the Board of Directors of DBC at any time other than temporary vacancies by reason of death or resignation;
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         (g)  Marengere or Matossian is removed as a director or executive officer of DBC as the result of a proxy contest; or

         (h) Marengere or Matossian breaches any of the representations, warranties or covenants of that certain letter of even date herewith from Marengere and Matossian to Holder, and such breach is not cured within ten (10) days after Holder's provision of written notice thereof.

    Payments on this Note shall be made to Holder at 650 Dundee Road, Suite 460, Northbrook, Illinois 60062, or such other place as Holder may designate in writing.

    Any forbearance by Holder in exercising any right or remedy pursuant to this Note, the Collateral Documents, or at law or in equity shall not be deemed a waiver of or preclude the subsequent exercise of any such right or remedy. This Note may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

    Maker agrees that if any action or proceeding is instituted to collect or enforce collection of this Note: (i) Maker shall be responsible for all costs and expenses (including, without limitation, reasonable attorneys' fees) incurred by Holder in connection therewith, and (ii) the amount on Holder's records shall be prima facie evidence of the unpaid balance owing on this Note.

    This Note may not be assigned by Maker or Holder without the written consent of the other party hereto. This Note shall inure to the benefit of Holder and its permitted successors and assigns, if any, and shall be binding upon Maker, and its permitted successors and assigns, if any.

    This Note is intended as a contract under and shall be construed and enforceable in accordance with the internal laws of the State of Illinois without regard to conflict of law principles thereto. Any litigation or arbitration between the parties which arises out of this Note shall be instituted and prosecuted only in the appropriate state or federal court or other tribunal situated in the State of Illinois. Maker hereby submits to the exclusive jurisdiction of such courts and tribunals for purposes of any such action and the enforcement of any judgment or order arising therefrom. MAKER HEREBY WAIVES ANY RIGHT TO A CHANGE OF VENUE AND ANY AND ALL OBJECTIONS TO THE JURISDICTION OF THE STATE AND FEDERAL COURTS AND OTHER TRIBUNALS LOCATED IN THE STATE OF ILLINOIS.

    This Note may be executed in counterparts, each of which shall be considered an original, but all of which shall constitute one and the same instrument.





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    IN WITNESS WHEREOF, the undersigned has caused its duly authorized representatives to execute this Note as of the date first written above.

                             DOMINION PARK, L.L.C.,
                             a Delaware corporation


                             By:/s/ NICHOLAS V. MATOSSIAN
                                 --------------------------------
                                  Nicolas V. Matossian, Manager

                             By:/s/ MICHEL L. MARENGERE
                                 --------------------------------
                                  Michel L. Marengere, Manager

                             By:/s/ DOUGLAS GERRARD
                                 --------------------------------
                                  Douglas Gerrard, Manager

                             By:/s/ LEONARD FELDMAN
                                 --------------------------------
                                  Leonard Feldman, Manager
















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